Exhibit 10.4

AMENDMENT NO. 9 TO TERM LOAN AGREEMENT

THIS AMENDMENT NO. 9 TO TERM LOAN AGREEMENT dated as of March 5, 2024 (this “Agreement”), is made among AVINGER, INC., a Delaware corporation (“Borrower”), the Subsidiary Guarantors from time to time party thereto (together with Borrower, the Obligors”), and the Lenders listed on the signature pages hereto under the heading “LENDERS” (each a “Lender” and, collectively, “Lenders”), with respect to the Loan Agreement referred to below.

RECITALS

WHEREAS, Borrower, the Subsidiary Guarantors from time to time party thereto, and the Lenders are parties to the Term Loan Agreement, dated as of September 22, 2015, as amended by Amendment No. 1 to Term Loan Agreement, dated as of October 28, 2016, as further amended by Amendment No. 2 to Term Loan Agreement, dated as of February 14, 2018, as further amended by Amendment No. 3 to Term Loan Agreement, dated as of March 2, 2020, as further amended by Amendment No 4. and Waiver to Term Loan Agreement, dated as of May 12, 2020, as further amended by Amendment No. 5 to Term Loan Agreement, dated as of January 22, 2021, as further amended by Amendment No. 6 to Term Loan Agreement, dated as of August 10, 2022, as further amended by Amendment No. 7 to Term Loan Agreement, dated as of December 27, 2023, as further amended by Amendment No. 8 to Term Loan Agreement, dated as of January 26, 2024, and as modified by the Waiver and Consent, dated as of December 14, 2017, the Waiver and Consent, dated as of January 24, 2018, the Waiver and Consent, dated as of August 3, 2018, the Waiver and Consent, dated as of April 5, 2019, the Waiver and Consent, dated as of July 24, 2019, the Waiver and Consent, dated as of March 2, 2020, the Consent, dated as of April 20, 2020, the Waiver and Consent, dated as of January 27, 2021, the Waiver and Consent, dated as of May 16, 2022, the Waiver and Consent, dated as of August 3, 2022, and the Consent, dated as of August 2, 2023 (as amended, restated, modified or otherwise supplemented from time to time, the “Loan Agreement”).

WHEREAS, Borrower has requested that the Lenders (which Lenders constitute all of the Lenders party to the Loan Agreement as required by Section 12.04 of the Loan Agreement), and the Lenders have agreed to, amend the Loan Agreement on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW THEREFORE, accordingly, the parties hereto agree as follows.

SECTION 1.    Definitions; Interpretation.

(a)    Terms Defined in Loan Agreement. All capitalized terms used in this Agreement (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

(b)    Interpretation. The rules of interpretation set forth in Section 1.03 of the Loan Agreement shall be applicable to this Agreement and are incorporated herein by this reference.

SECTION 2.    Amendments to Loan Agreement. Subject to Section 3, the Loan Agreement is hereby amended as follows:

(a)    The following definitions are hereby added to Section 1.01 of the Loan Agreement to appear in appropriate alphabetical order:

““ZT Holders” means Zylox and its Affiliates.”

““ZT License Agreement” means that certain License and Distribution Agreement, dated as of March 4, 2024, by and between the Borrower and Zylox-Tonbridge Medical Technology Co., Ltd., a company established in the People’s Republic of China.”

““ZT Preferred Equity Interests” means the Preferred Stock issued by Borrower to Zylox pursuant to the ZT Preferred Equity Purchase Agreement.”

““ZT Preferred Equity Purchase Agreement” means that certain Securities Purchase Agreement, dated and as in effect on March 4, 2024, by and between Zylox and Borrower.”

““ZT Preferred Equity Transaction Documents” means collectively the ZT Preferred Equity Purchase Agreement and any certificate of designation governing any Equity Interests issued to Zylox pursuant to the ZT Preferred Equity Purchase Agreement, including the Series A-1 Certificate of Designation, the Series F Certificate of Designation and Series G Certificate of Designation (in each case, as defined in the ZT Preferred Equity Purchase Agreement and as in effect on the date hereof).”

““Zylox” means Zylox Tonbridge Medical Limited, a company established under the laws of Hong Kong.”

(b)    The following definitions in Section 1.01 of the Loan Agreement shall be amended and restated in their entirety as follows:

““Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by (i) any Person or group of Persons (other than the Permitted Holders or ZT Holders) acting jointly or otherwise in concert of capital stock representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower, (ii) one or more Permitted Holders, acting as a group, of capital stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower, or (iii) one or more ZT Holders, acting jointly or otherwise in concert, of capital stock representing more than 49.9% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower or (b) during any period of twelve (12) consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated or approved (either by a specific vote or by approval of the Board of Directors of Borrower of a proxy statement in which such member was named as a nominee for election as a director) by the board of directors of Borrower, nor (ii) appointed or approved (either by a specific vote or by approval of the Board of Directors of Borrower of a proxy statement in which such member was named as a nominee for election as a director) by directors so nominated or approved; in each case whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise.”

““Disqualified Stock” or “Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person which, by their terms, or by the terms of any security into which they are convertible or for which they are putable or exchangeable, or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior indefeasible repayment in full in cash of the Loans and all other Obligations that are accrued and payable and the termination or expiration of the Commitments) pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior indefeasible repayment in full in cash of the Loans and all other Obligations that are accrued and payable and the termination or expiration of the Commitments), in whole or in part, or otherwise has any distributions or other payments which are mandatory or otherwise required at any time (other than distributions or payments in Equity Interests that do not constitute Disqualified Stock), in each case prior to the date 181 days after the Stated Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (x) debt securities or (y) any Equity Interest referred to in clause (a) above; provided, however, that if such Equity Interests are issued to any plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, however, that in no event shall ZT Preferred Equity Interests be considered Disqualified Stock or Disqualified Equity Interests.”

““Interest-Only Period” means the period from and including the first Borrowing Date and through and including the forty-sixth (46th) Payment Date after the first Borrowing Date, which is December 31, 2026.”

““PIK Period” means the period beginning on the first Borrowing Date through and including the earlier to occur of (i) forty-sixth (46th) Payment Date after the first Borrowing Date, which is December 31, 2026 and (ii) the date on which any Default shall have occurred (provided that if such Default shall have been cured or waived, the PIK Period shall resume until the earlier to occur of the next Default and December 31, 2026).”

““Preferred Stock” means the Borrower’s Series A-1 Convertible Preferred Stock, par value $0.001 per share, Series E Convertible Preferred Stock, par value $0.001 per share, Series F Preferred Stock, par value $0.001 per share, and Series G Preferred Stock, par value $0.001 per share.”

““Stated Maturity Date” means the fifty-fourth (54th) Payment Date following the Closing Date, which is December 31, 2028.”

(c)    Section 3.02(d) of the Loan Agreement shall be amended and restated in the entirety to read as follows:

“(d)         Paid In-Kind Interest. Notwithstanding Section 3.01(a), at any time during the PIK Period, Borrower may elect to pay the interest on the outstanding principal amount of the Loans payable pursuant to Section 3.01 as follows: (i) only 8.50% of the 12.50% per annum interest in cash and (ii) 4.00% of the 12.50% per annum interest as compounded interest, added to the aggregate principal amount of the Loans (the amount of any such compounded interest being a “PIK Loan”). At the request of any Lender, each PIK Loan of such Lender may be evidenced by a Note in the form of Exhibit C-2; provided that, for the Payment Dates commencing with the eleventh (11th) Payment Date following the Closing Date and continuing through and including December 31, 2026, Borrower may elect to pay such interest on the outstanding principal amount of the Loans entirely in the form of PIK Loans; provided further that no Default shall have occurred and be continuing as of each such Payment Date. The principal amount of each PIK Loan shall accrue interest in accordance with the provisions of this Agreement applicable to the Loans.”

(d)    Section 9.06(b) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“(b)         (i) the accrual and payment of dividends (whether in cash or shares of Preferred Stock) on the Preferred Stock; provided that the payment of dividends in cash shall only be permitted in respect of (x) the ZT Preferred Equity Interests so long as the ZT Holders are the sole holders of the ZT Preferred Equity Interests and (y) any other Preferred Stock so long as the Lenders (or their affiliates) are the sole holders of such Preferred Stock; provided further that payments of cash in lieu of fractional shares in connection with the payment of any dividend on the Preferred Stock shall be permitted at all times; and (ii) the issuance of common stock and cash in lieu of fractional shares upon conversion of the Preferred Stock;”

(e)    Section 9.10 of the Loan Agreement shall be amended as follows:

(i)    delete and replace “; and” at the end of clause (e) with “;”;

(ii)    delete and replace the “.” at the end of clause (f) with “; and”;

(iii)    add a new clause (g) as follows:

“(g)         transactions pursuant to the ZT License Agreement, the ZT Preferred Equity Transaction Documents or any other transaction between or among Borrower and any of the ZT Holders the transaction value of which does not exceed $5,000,000, each case, to the extent it becomes and continues to be an Affiliate of Borrower; provided that such transactions shall be upon fair and reasonable terms no less favorable to Borrower than would be obtained at the time in a comparable arm’s length transaction with a Person not an Affiliate of Borrower.”

SECTION 3.    Conditions to Effectiveness. The effectiveness of Section 2 shall be subject to the satisfaction of each of the following conditions precedent:

(a)    Borrower and all of the Lenders shall have duly executed and delivered this Agreement pursuant to Section 12.04 of the Loan Agreement; provided, however, that this Agreement shall have no binding force or effect unless all conditions set forth in this Section 3 have been satisfied.

(b)    The Borrower shall have paid or reimbursed Lenders for Lenders’ reasonable out of pocket costs and expense incurred in connection with this Agreement, including Lenders’ reasonable and documented out of pocket legal fees and costs, pursuant to Section 12.03(a)(i)(z) of the Loan Agreement.

(c)    No Default or Event of Default shall have occurred and be continuing.

SECTION 4.    Representations and Warranties. Each Obligor hereby represents and warrants to each Lender as follows:

(i)    Such Obligor has full power, authority and legal right to make and perform this Agreement. This Agreement is within such Obligor’s corporate powers and has been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). This Agreement (x) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for such as have been obtained or made and are in full force and effect and the filing of a copy of this Agreement with the SEC following its effectiveness, (y) will not violate any applicable Law or regulation or the charter, bylaws or other organizational documents of such Obligor and its Subsidiaries or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (z) will not violate or result in an event of default under any material indenture, agreement or other instrument binding upon such Obligor and its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person.

(ii)    No Default has occurred or is continuing or will result after giving effect to this Agreement.

(iii)    There has been no Material Adverse Effect since the date of the Loan Agreement.

(iv)    The representations and warranties made by or with respect to such Obligor in Section 7 of the Loan Agreement are (A) in the case of representations qualified by “materiality,” “Material Adverse Effect” or similar language, true and correct in all respects and (B) in the case of all other representations and warranties, true and correct in all material respects (except that the representation regarding representations and warranties that refer to a specific earlier date are true and correct on the basis set forth above as of such earlier date), in each case taking into account any changes made to schedules updated in accordance with Section 7.21 of the Loan Agreement or attached hereto.

SECTION 5.    Reaffirmation. Each Obligor hereby ratifies, confirms, reaffirms, and acknowledges its obligations under the Loan Documents to which it is a party and agrees that the Loan Documents remain in full force and effect, undiminished by this Agreement, except as expressly provided herein. By executing this Agreement, each Obligor acknowledges that it has read, consulted with its attorneys regarding, and understands, this Agreement.

SECTION 6.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

(b)    Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 6 is for the benefit of the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by applicable Laws, the Lenders may take concurrent proceedings in any number of jurisdictions.

(c)    Waiver of Jury Trial. Each Obligor and each Lender hereby irrevocably waives, to the fullest extent permitted by applicable Laws, any and all right to trial by jury in any suit, action or proceeding arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 7.    No Actions, Claims, Etc. Each Obligor acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages or liabilities of whatever kind or nature, in law or in equity, against any Secured Party, in any case, arising from any action or failure of any Secured Party to act under any Loan Document on or prior to the date hereof, or of any offset right, counterclaim or defense of any kind against any of its respective obligations, indebtedness or liabilities to Secured Party under any Loan Document. Each Obligor unconditionally releases, waives and forever discharges (i) any and all liabilities, obligations, duties, promises or indebtedness of any kind of any Lender to such Obligor, except the obligations required to be performed by any Lender under the Loan Documents on or after the date hereof, and (ii) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which such Obligor might otherwise have against any Secured Party in connection with the Loan Documents or the transactions contemplated thereby, in the case of each of clauses (i) and (ii), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind. Each Obligor acknowledges that it may discover facts or law different from, or in addition to, the facts or law that it knows or believes to be true with respect to the claims released in this Section 7 and agrees, nonetheless, that this release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Each Obligor expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

SECTION 8.    Miscellaneous.

(a)    No Waiver. Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties. Except as expressly stated herein, the Lenders reserve all rights, privileges and remedies under the Loan Documents (including, without limitation, all such rights, privileges and remedies with respect to any Default, Event of Default or Material Adverse Effect, whether or not communicated to Lenders). Except as amended hereby, the Loan Agreement and other Loan Documents remain unmodified and in full force and effect. All references in the Loan Documents to the Loan Agreement shall be deemed to be references to the Loan Agreement as amended hereby.

(b)    Severability. In case any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(c)    Headings. Headings and captions used in this Agreement (including the Exhibits, Schedules and Annexes hereto, if any) are included for convenience of reference only and shall not be given any substantive effect.

(d)    Integration. This Agreement constitutes a Loan Document and, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

(e)    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Executed counterparts delivered by facsimile or other electronic transmission (e.g., “PDF” or “TIF”) shall be effective as delivery of a manually executed counterpart.

(f)    Controlling Provisions. In the event of any inconsistencies between the provisions of this Agreement and the provisions of any other Loan Document, the provisions of this Agreement shall govern and prevail.

(g)    Loan Document. This Agreement is a Loan Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

OBLIGORS: AVINGER, INC.

By:	/s/ Jeffrey M. Soinski
Name:	Jeffrey M. Soinski
Title:	Chief Executive Officer

[Signature Page to Amendment No. 9]

LENDERS:

CRG PARTNERS III L.P.

By CRG PARTNERS III GP L.P., its General

Partner

By CRG PARTNERS III GP LLC, its

General Partner

By /s/ Nathan Hukill

Name: Nathan Hukill

Title: Authorized Signatory

CRG PARTNERS III – PARALLEL FUND “A” L.P.

By CRG PARTNERS III – PARALLEL FUND

“A” GP L.P., its General Partner

By CRG PARTNERS III GP LLC, its

General Partner

By /s/ Nathan Hukill

Name: Nathan Hukill

Title: Authorized Signatory

CRG PARTNERS III – PARALLEL FUND “B” (CAYMAN) L.P.

By CRG PARTNERS III (CAYMAN) GP L.P.,

its General Partner

By CRG PARTNERS III GP LLC, its

General Partner

By /s/ Nathan Hukill

Name: Nathan Hukill

Title: Authorized Signatory

WITNESS: /s/ Brian Englander

Name: Brian Englander

CRG PARTNERS III (CAYMAN) LEV AIV L.P.

By CRG PARTNERS III (CAYMAN) GP L.P.,

its General Partner

By CRG PARTNERS III GP LLC, its

General Partner

By /s/ Nathan Hukill

Name: Nathan Hukill

Title: Authorized Signatory

WITNESS: /s/ Brian Englander

Name: Brian Englander

[Signature Page to Amendment No. 9]

CRG PARTNERS III (CAYMAN) UNLEV AIV I L.P.

By CRG PARTNERS III (CAYMAN) GP L.P.,

its General Partner

By CRG PARTNERS III (CAYMAN) GP LLC,

its General Partner

By /s/ Nathan Hukill

Name: Nathan Hukill

Title: Authorized Signatory

WITNESS: /s/ Brian Englander

Name: Brian Englander

[Signature Page to Amendment No. 9]